CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the registration statement on Form N-1A ("Registration Statement") of our reports dated March 17, 2000, relating to the financial statements and financial highlights which appear in the February 29, 2000 Annual Reports to Shareholders of T. Rowe Price Tax-Efficient Balanced Fund and T. Rowe Price Tax-Efficient Growth Fund (comprising T. Rowe Price Tax-Efficient Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, MD
June 26, 2000